Exhibit 3.2
AMENDED AND RESTATED BYLAWS
OF
MERCANTILE BANCORP, INC.
ARTICLE V
Section 7. The Chairman of the Board and the President. The Chairman of the Board, or, in his or her absence, the President, shall preside at all meetings of the shareholders and of the Board of Directors. The President shall be the Chief Executive Officer and Chief Operating Officer of the Corporation and shall have general and active management of the business of the Corporation. Both the Chairman of the Board and President shall carry into effect all directions and resolutions of the Board.
Either may execute all bonds, notes, debentures, mortgages and other contracts requiring a seal, under the seal of the Corporation, and may cause the seal to be affixed thereto, and all other instruments for and in the name of the Corporation, except that if, by law, such instruments are required to be executed only by the President, the President alone shall execute them.
Either, when authorized to do so by the Board, may execute powers of attorney from, for, and in the name of the Corporation, to such proper person or persons as the Chairman of the Board and/or the President may deem fit, in order that thereby the business of the Corporation may be furthered or action taken as may be deemed by the Chairman of the Board and/or the President necessary or advisable in furtherance of the interests of the Corporation.
Either, except as may be otherwise directed by the Board, shall be authorized to attend meetings of shareholders of other corporations to represent this Corporation thereat and to vote or take action with respect to the shares of any such corporation owned by this Corporation in such manner as the Chairman of the Board and/or the President shall deem to be for the interest of the Corporation or as may be directed by the Board.
The Chairman of the Board and the President shall, unless the Board otherwise provides, be ex officio members of all standing committees. The President shall have such general executive powers and duties of supervision and management as are usually vested in the office of a managing executive of a corporation. The President shall report to and follow the directives of the Chairman of the Board and the Board of Directors.
Each shall have such other or further duties and authority as may be prescribed elsewhere in these By-laws or from time to time by the Board of Directors, and the Board may from time to time divide the responsibilities, duties, and authority between them to such extent as it may deem advisable.